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Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com
Contact:  James Klingler,
                Vice President & CFO

TROY Group, Inc. Reports First-Quarter Results

Santa Ana, CA.—April 14, 2003—TROY Group, Inc. (OTC: TROY) today announced financial results for its first quarter of fiscal 2003, which ended February 28, 2003.

Net sales for the first quarter increased 6% to $14.4 million, compared to $13.6 million in the first quarter of fiscal year 2002. Net income for the first quarter was $282,000, or $0.03 per share diluted compared to a net loss of $(180,000), or $(0.02) per share diluted, in the prior year's first quarter.

On March 21, 2003 the Company announced that it had entered into a merger agreement with Dirk, Inc., a company controlled by Patrick Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family will acquire the outstanding shares of TROY common stock that they do not already own at a price of $2.70 per share in cash.

The Company intends to file a preliminary proxy statement by the end of April 2003 and expects the merger to close in June or July 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders other than Dirk, Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About TROY Group

TROY Group, Inc. is a worldwide provider of enterprise output solutions. The Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions. The Company is organized under two primary business segments, Security Printing Solutions (formerly TROY Systems) and Wireless and Connectivity Solutions (formerly TROY Wireless). Security Printing Solutions provides payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions. Wireless and Connectivity Solutions provides hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The Company distributes products to major corporations, key government accounts, retailers and distributors in 55 countries worldwide. Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. These risks and uncertainties include our ability to consolidate operations and reduce costs; the continued demand for printed financial documents; our ability to offset declining sales of our wired connectivity products; the success of the measures we implemented to address inventory accounting controls; the market acceptance of products incorporating wireless printing technologies; the impact of the delisting of our common stock from the Nasdaq National Market; our ability to hire and retain qualified management, technology and other personnel; the impact of competition from existing and new technologies and companies; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.

—(Financial tables follow)—

TROY GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	February 28, 2003	November 30, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,762	$6,615
Investment in available-for-sale securities	—	497
Accounts receivable, less allowance for doubtful accounts of $911 and $884, respectively	10,237	9,227
Income tax refund receivable	1,016	1,076
Inventories	6,169	5,540
Prepaid expenses and other	157	440
Deferred tax assets	3,715	3,715

Total current assets	27,056	27,110
Equipment and leasehold improvements, net	1,844	2,039
Other assets, including receivable from stockholders 2003, $2,071; 2002, $2,123	4,885	4,390

Total assets	$33,785	$33,539

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$73	$73
Accounts payable	3,905	4,138
Accrued expenses	2,514	2,218
Deferred revenue	1,283	1,364

Total current liabilities	7,775	7,793

Long-term debt, net of current portion	102	120
Stockholders' equity:
Preferred stock, par value $.01 per share, authorized 5,000,000 shares, issued none	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares, issued 10,969,657 shares in 2003 and 2002	110	110
Additional paid-in capital	21,113	21,113
Retained earnings	5,860	5,578

	27,083	26,801
Less cost of treasury stock — 320,565 common shares in 2003 and 2002	1,175	1,175

Total stockholders' equity	25,908	25,626

Total liabilities and stockholders' equity	$33,785	$33,539

TROY GROUP, INC.
CONSOLIDATED STATEMENTS
OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	February 28, 2003	February 28, 2002
		As Restated
Net sales	$14,408	$13,571
Cost of goods sold	8,438	8,157

Gross profit	5,970	5,414

Operating expenses:
Selling, general and administrative	4,007	4,006
Research and development	1,462	1,676
Amortization of intangible assets	33	30

Operating income (loss)	468	(298)
Interest income	3	44
Interest expense	(2)	(29)

Income (loss) before income taxes	469	(283)
Provision for (benefit from) income taxes	187	(103)

Net income (loss)	$282	$(180)

Net income (loss) per share:
Basic	$.03	$(.02)

Diluted	$.03	$(.02)

Weighted-average shares outstanding:
Basic	10,649	10,646

Diluted	10,649	10,646

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TROY Group, Inc. Reports First-Quarter Results
TROY GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
TROY GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except per share amounts)